Exhibit 99.1

FOR IMMEDIATE RELEASE

April 21, 2008

Owens & Minor Reports Record Quarterly Earnings for First Quarter 2008

Richmond, VA….Owens & Minor (NYSE-OMI) today reported financial results for the first quarter ended March 31, 2008. Revenue for the quarter of $1.75 billion increased 3.9% from revenue of $1.69 billion in the first quarter 2007. Net income for the quarter was $24.2 million, an improvement of 124% from net income of $10.8 million in the first quarter of 2007. Diluted earnings per share (EPS) were a record $0.59 for the first quarter of 2008, compared to EPS of $0.27 for the same period last year. Results for the first quarter of 2007 included significant expenses related to the transition of an acquired business.

“We are pleased to report that we achieved record quarterly earnings per share, and we also noted continued operational improvement in the first quarter,” said Craig R. Smith, president & chief executive officer of Owens & Minor. “Looking ahead, we continue to see opportunity in working with our suppliers and customers to help them achieve their supply-chain management objectives.”

Asset Management

The company reported operating cash flow of $108.4 million for the first quarter of 2008. Days sales outstanding (DSO) as of March 31, 2008, were 23.7 days, compared to 24.3 days as of December 31, 2007, and 30.0 days as of March 31, 2007, when calculated using three months’ sales. Inventory turns for the first quarter 2008 were 10.6, compared to 10.6 in the fourth quarter of 2007 and 9.2 in the first quarter of 2007. As of the end of the first quarter, accounts payable days were 30.8, compared to 27.6 days at the end of fourth quarter of 2007 and 30.1 days in the prior year first quarter. As a result of these asset management trends, long-term debt as of the end of the quarter was $212 million, a decrease of $72 million from the December 31, 2007 balance.

2008 Outlook

“We are off to a good start this year and our first quarter results put us within the range of our previously stated guidance, which we are reaffirming. We believe we will achieve 2008 annual revenue growth in the 5% to 7% range,” said Smith. “We believe that this anticipated revenue growth and our ability to manage our business efficiently and effectively will translate into earnings per diluted share in a range of $2.20 to $2.30, representing a 23% to 28% increase in earnings for the year.”

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Safe Harbor Statement

Except for the historical information contained herein, the matters discussed in this press release, and particularly in the above “outlook” section, may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include the rate at which new business can be converted to the company, intense competitive pressures within the industry, the success of the company’s strategic initiatives, changes in customer order patterns, pricing pressures, changes in government funding to hospitals and other healthcare providers, loss of major customers, Medicare reimbursement rates and other factors discussed from time to time in the reports filed by the company with the Securities and Exchange Commission. The company assumes no obligation to update information contained in this release.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is the leading distributor of national name-brand medical and surgical supplies and a healthcare supply-chain management company. Owens & Minor is also a member of the Russell 2000® Index, which measures the performance of the small-cap segment of the U.S. equity universe, as well as the S&P SmallCap 600, which includes companies with a market capitalization of $300 million to $2 billion that meet certain financial standards. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations, the federal government and consumers. Owens & Minor provides technology and consulting programs that enable healthcare providers to maximize efficiency and cost-effectiveness in materials purchasing, improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. The company also has established itself as a leader in the development and use of technology. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

Investors Conference Call & Supplemental Material

Conference Call: Owens & Minor management will conduct a conference call for investors on Tuesday, April 22, 2008, at 9:00 a.m. Eastern Daylight Time. Participants may access the call at 877-391-6847 with access code 607-508-92#. The international dial-in number is 617-597-9296 with access code 607-508-92#. Webcast: The event will also be webcast on www.owens-minor.com under “Investor Relations.” Replay: A replay of the call will be available for five days by dialing 888-286-8010, using access code #718-168-01.

Participants are encouraged to pre-register for the call at https://cossprereg.btci.com/prereg/key.process?key=PLKBA9GHL Pre-registration is not mandatory, but is recommended as it will expedite entry into the conference call.

CONTACTS: Trudi Allcott, Director, Investor & Media Relations, 804-723-7555; Chuck Graves, Director, Finance & Investor Relations, 804-723-7556.

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Owens & Minor, Inc.

Condensed Consolidated Statements of Income (unaudited)

(in thousands, except ratios and per share data)

	Three Months Ended March 31,
	2008	% of revenue	2007	% of revenue
Revenue	$1,752,717	100.0%	$1,686,199	100.0%
Cost of revenue	1,565,625	89.3	1,511,538	89.6

Gross margin	187,092	10.7	174,661	10.4
Selling, general and administrative expenses	137,108	7.8	142,782	8.5
Depreciation and amortization	7,805	0.5	8,178	0.5
Other operating income and expense, net	(1,020)	(0.1)	(1,082)	(0.1)

Operating earnings	43,199	2.5	24,783	1.5
Interest expense, net	3,514	0.2	7,171	0.5

Income before income taxes	39,685	2.3	17,612	1.0
Income tax provision	15,477	0.9	6,797	0.4

Net income	$24,208	1.4%	$10,815	0.6%

Net income per common share – basic	$0.60		$0.27
Net income per common share – diluted	$0.59		$0.27

Weighted average shares – basic	40,581		40,008
Weighted average shares – diluted	41,216		40,604

Owens & Minor, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	March 31, 2008	December 31, 2007
Assets
Current assets
Cash and cash equivalents	$2,641	$2,129
Accounts and notes receivable, net	457,345	462,392
Merchandise inventories	607,881	581,569
Other current assets	41,146	43,767

Total current assets	1,109,013	1,089,857
Property and equipment, net	74,500	76,122
Goodwill, net	271,699	271,699
Intangible assets, net	30,047	32,517
Other assets, net	51,598	44,885

Total assets	$1,536,857	$1,515,080

Current liabilities
Accounts payable	$530,158	$469,102
Accrued payroll and related liabilities	17,683	18,763
Other accrued liabilities	92,696	80,599

Total current liabilities	640,537	568,464
Long-term debt	211,962	283,845
Other liabilities	49,004	48,412

Total liabilities	901,503	900,721

Shareholders' equity
Common stock	82,149	81,748
Paid-in capital	166,572	161,978
Retained earnings	393,925	377,913
Accumulated other comprehensive loss	(7,292)	(7,280)

Total shareholders' equity	635,354	614,359

Total liabilities and shareholders' equity	$1,536,857	$1,515,080

Owens & Minor, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three Months Ended March 31,
	2008	2007
Operating activities
Net income	$24,208	$10,815
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Depreciation and amortization	7,805	8,178
Provision for losses on accounts and notes receivable	5,818	6,282
Provision for LIFO reserve	10,468	4,850
Amortization of direct-response advertising costs	1,653	1,595
Deferred direct-response advertising costs	(1,866)	(2,374)
Share-based compensation expense	2,839	1,029
Changes in operating assets and liabilities:
Accounts and notes receivable	(771)	(28,383)
Merchandise inventories	(36,779)	21,936
Accounts payable	81,756	(29,487)
Net change in other current assets and current liabilities	14,142	3,189
Other, net	(831)	(940)

Cash provided by (used for) operating activities	108,442	(3,310)

Investing activities
Additions to property and equipment	(2,027)	(5,421)
Additions to computer software	(2,762)	(1,670)
Acquisition of intangible assets	—	(58)
Net cash received (paid) for acquisitions of businesses	—	(1,286)
Other, net	6	275

Cash used for investing activities	(4,783)	(8,160)

Financing activities
Cash dividends paid	(8,197)	(6,859)
Net proceeds from (payments on) revolving credit facility	(76,500)	25,300
Proceeds from exercise of stock options	1,825	1,203
Excess tax benefits related to share-based compensation	1,085	518
Decrease in drafts payable	(20,700)	(8,300)
Other, net	(660)	(546)

Cash provided by (used for) financing activities	(103,147)	11,316

Net decrease in cash and cash equivalents	512	(154)
Cash and cash equivalents at beginning of period	2,129	5,090

Cash and cash equivalents at end of period	$2,641	$4,936

Owens & Minor, Inc.

Financial Statistics (unaudited)

	Quarter Ended
(in thousands, except ratios and per share data)	3/31/2008	12/31/2007	9/30/2007	6/30/2007	3/31/2007
Operating results:
Revenue	$1,752,717	$1,748,479	$1,686,744	$1,679,044	$1,686,199

Gross margin	$187,092	$185,203	$178,257	$176,863	$174,661
Gross margin as a percent of revenue	10.7%	10.6%	10.6%	10.5%	10.4%

SG&A expense	$137,108	$137,668	$131,365	$133,456	$142,782
SG&A expense as a percent of revenue	7.8%	7.9%	7.8%	7.9%	8.5%

Operating earnings	$43,199	$40,781	$40,942	$36,707	$24,783
Operating earnings as a percent of revenue	2.5%	2.3%	2.4%	2.2%	1.5%

Net income	$24,208	$22,453	$21,176	$18,266	$10,815

Net income per common share – basic	$0.60	$0.56	$0.53	$0.45	$0.27

Net income per common share – diluted	$0.59	$0.55	$0.52	$0.45	$0.27

Accounts receivable:
Accounts and notes receivable, net	$457,345	$462,392	$508,746	$515,496	$561,279

Days sales outstanding(1)	23.7	24.3	27.7	27.9	30.0

Inventory:
Merchandise inventories	$607,881	$581,569	$581,363	$635,297	$639,947

Average inventory turnover	10.6	10.6	9.8	9.4	9.2

Financing:
Long-term debt	$211,962	$283,845	$231,142	$369,031	$457,966

Stock information:
Cash dividends per common share	$0.20	$0.17	$0.17	$0.17	$0.17

Stock price at quarter-end	$39.34	$42.43	$38.09	$34.94	$36.73

(1)	Days sales outstanding based on three-months’ sales